EXHIBIT 99.4

Filed by PB Bankshares, Inc.

Pursuant to Rule 425 under the Securities Act

of 1933 and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: PB Bankshares, Inc.

Commission File No.: 001-40612

One BETTER Bank. One BETTER Team. One BETTER Purpose.

“Every Day BETTER”

GENERAL INFORMATION

Dated July 7, 2025

Q: Has Presence Bank signed an agreement to be acquired?

A: Yes. PB Bankshares  has agreed to be acquired by Norwood Financial pending regulatory approval and other closing conditions. In the transaction, Presence Bank will be merged with Wayne Bank.  The transaction is expected to close late 4th quarter of 2025 or early 1st quarter of 2026, subject to receipt of required regulatory approvals and other conditions.

Q: Why is Presence Bank being acquired?

A: The banking environment continues to rapidly change and evolve, and scale has become increasingly important to serve customers effectively, invest in technology, and meet regulatory expectations. This acquisition allows us to grow and offer more opportunities to our customers with better products, services and branch locations.  The transaction also provides more growth opportunities to our employees while ensuring long-term strength and stability.  As banking continues to evolve, joining forces with a like-minded institution allows us to grow responsibly while continuing to serve you with excellence. Wayne Bank shares our commitment to personalized service, community involvement, and local decision-making.

Q: Who is the acquiring Presence Bank?

A: Wayne Bank is a community bank founded in 1871 with a strong financial track record, commitment to community banking, and values very closely aligned with Presence Bank. They serve northeastern and central Pennsylvania and the southern tier of New York state, with a focus on community banking.  We are providing more information about Wayne Bank for our employees and customers on the approved customer handout.

One BETTER Bank. One BETTER Team. One BETTER Purpose.

“Every Day BETTER”

Q: How does Wayne Bank’s culture and values align with Presence Bank?

A: Wayne Bank shares a strong commitment to community banking, personalized customer service, and employee engagement—the same core values that have also guided us. Both banks prioritize trust, integrity, and support for the communities we serve and live in. As we come together, maintaining a respectful, collaborative, and mission-driven culture remains the number one priority of both organizations.

IMPACT ON EMPLOYEES

Q: Will there be layoffs or job changes?

A: There will be some duplicate roles as we integrate operations. The goal is to retain as many of Presence’s valued team members as possible. Both banks value their employees and understand that the merger may  cause uncertainty, and we will communicate any changes transparently and respectfully. A detailed transition plan is being developed. Wayne Bank is providing a generous severance plan; the details of this plan will also be shared with any impacted employees.

Q: Will my salary or benefits change?

A: There are no immediate changes. Until the transaction closes, our compensation and benefits remain as they are today. Information will be shared by Wayne Bank about its benefits program in the coming months.

Q: I have PTO already scheduled—will I need to make changes?

A: No changes are expected currently, however as we approach the closing date of the transaction, any necessary PTO blackout dates will be  communicated in advance. If any adjustments are needed as part of the integration process, we will communicate with affected employees well in advance and work to accommodate existing plans whenever possible.

Q: Will my manager or reporting structure change?

A: Not immediately, but certain changes will occur depending on your position. Changes will be communicated as they become known well in advance of the closing date.

One BETTER Bank. One BETTER Team. One BETTER Purpose.

“Every Day BETTER”

Q: Should I continue with current projects or planning?

A: Yes. Until the transaction closes, we remain an independent institution and its business as usual. We encourage everyone to stay focused on serving our customers and meeting our goals. It is very important we continue providing excellent customer service while maintaining our focus on cyber security.  At this time, you should not be receiving any emails from any employees at Wayne Bank.  If you do receive an email, please do not click on any attachments, and contact Larry Witt.

IMPACT ON CUSTOMERS

Q: What will change for our customers?

A: Prior to the transaction closing, nothing will change. Customers will continue to use our branches, ATM’s, accounts, checks, debit cards, online banking, and receive the same high level of customer service as they do today. We’ll communicate any changes to you and our customers well in advance.

Q: Should I be talking to customers about the acquisition?

A: We will provide customers with information about the transaction.  Only share information that has been disclosed in that document or that is otherwise approved in advance. You can assure customers that we are committed to a smooth transition with minimal disruption. If customers have more questions, you can ask Doug Byers to assist with answering those questions.

TIMING & NEXT STEPS

Q: When will the acquisition be finalized?

A: The transaction is expected to close in the 4th quarter of 2025 or 1st quarter of 2026.

Q: Will there be more communications?

A: Yes. We are committed to keeping you informed on a regular basis with updates provided through email, team meetings, and dedicated Q&A sessions. As part of the integration process, a team will be set up by both organizations to ensure a smooth conversion.  Larry Witt will be the head of the Presence Bank integration team.

One BETTER Bank. One BETTER Team. One BETTER Purpose.

“Every Day BETTER”

Q: Where can I go for support or questions?

A: Please reach out to Mackenzie Jackson or your direct supervisor. All questions are welcome, and we will do our best to provide timely answers. Please be patient as some very detailed questions will not be determined until a later date closer to the legal close date which also is not fully determined at this time.

Thank you for your continued dedication and professionalism during this transition. We recognize change can be challenging, and we are committed to supporting you every step of the way.